Exhibit 10.1

February 26, 2021

VIA EMAIL

Dan M. Chandler, III

809 Valley Crest Street

La Cañada Flintridge, CA 91011

Dear Mac,

It is our pleasure to offer you the position of President and Chief Executive Officer of PS Business Parks, Inc. (the “Company”).  Your employment and compensation package will be as follows:

Title, Duties, Authority: President and Chief Executive Officer.

Reporting to: Board of Directors (the “Board”).

Board Service: The Company and the Board shall take such action as may be necessary to nominate or appoint you as a member of the Board after your Start Date and no later than June 1, 2021 (or as soon as practicable thereafter).

Start Date: To be mutually agreed upon, but in no event later than April 5, 2021.

Place of Employment: Glendale, California.

Outside Service: You shall devote all necessary working time, ability, and attention to the business of the Company during the term of this Agreement and you shall not, directly or indirectly, render any material services to any business, corporation, or organization whether for compensation or otherwise, without the prior knowledge and consent of the Board.

Base Salary: $600,000 annual base salary; to be increased to $650,000 effective January 1, 2023 (the annual base salary as adjusted from time to time, the “Base Salary”).   The Base Salary will be payable in accordance with the Company’s normal payroll practices (no less frequently than bi-monthly), with such deductions and withholdings as are required by law.

Target Annual Cash Incentive: You will be eligible to participate in our annual cash incentive program, with an annual target award level equal to 100% of your Base Salary.  Except as set forth herein, your participation in our annual cash incentive program will be subject to the provisions of the program for the relevant performance period as approved annually by the Compensation Committee of the Board.   For 2021, your target annual cash incentive award will be guaranteed at no less than target and will not be prorated.  Other than with respect to the 2021 performance year, the Company’s annual cash incentive program is discretionary, and theCompany has the right to modify the program unilaterally.  The Company will pay any annual cash incentive award in accordance with the Company’s normal payroll practices with respect to such annual cash incentive, and with such deductions and withholdings as are required by law.

Annual Equity Incentive Plan Target: You will be eligible to participate in our Equity Incentive Plan, as approved by the Compensation Committee annually, beginning in the 2022 performance year.   Your annual target award will be no less than the share-equivalent number of restricted stock units (“RSUs”) equal to $2.6 Million, based on the trailing 90-day closing share price average on December 31 prior to the performance year.  The RSUs will vest in five equal installments, with the first installment vesting on the grant date and annually thereafter, provided you remain employed through the applicable vesting dates.  The annual equity award grant of RSUs will be subject to the terms of the Equity Incentive Plan for the relevant performance period as approved by the Compensation Committee of the Board, the PS Business Parks, Inc. 2012 Equity and Performance-Based Incentive Compensation Plan (“2012 Plan”) (or any applicable equity plan then in effect), and the Company’s related standard award agreements.  You will also receive dividend-equivalent rights on these RSUs.  The Company’s Equity Incentive Plan is discretionary, and the Company has the right to modify the plan unilaterally.

One-time Sign-on Equity Award: Upon your Start Date (or promptly thereafter), you will receive a one-time RSU award having a value on the grant date equal to $3.325 Million (the “Sign-On Award”), based on the trailing 90-day closing share price average on the grant date.  The Sign-On Award will vest ratably over 5 years provided you remain employed through the applicable vesting dates.  You will receive cash dividends on these RSUs.  These RSUs will be subject to the terms of the 2012 Plan and the Company’s related standard award agreement.

Initial Retention Equity Grant:  Upon your Start Date (or promptly thereafter), you will also receive an initial retention equity grant having a value on the grant date equal to $2.6 Million (the “Retention Award”), based on the trailing 90-day closing share price average on the grant date. The Retention Award will vest ratably over 5 years provided you remain employed through the applicable vesting dates.  You will receive cash dividends on these RSUs.  These RSUs will be subject to the terms of the 2012 Plan and the Company’s related standard award agreement.

Payments upon Termination: You agree that your employment is “at will.”  Either you or the Company may terminate your employment at any time with cause or without cause, for any reason or no reason, for your convenience or for PSBP's convenience, and without prior notice.

Upon termination of your employment for any reason, you will receive payment for any unpaid Base Salary through the date of termination; reimbursement for any unreimbursed business expenses incurred through the date of termination; any accrued but unused vacation time; and all other payments, benefits or fringe benefits to which you may be entitled under the terms of any applicable compensation arrangement or benefit, equity or fringe benefit plan or program or grant or hereunder or as required by applicable law.

In addition, in the event that you are terminated without Cause (as defined in the 2012 Plan as of the date hereof) or if you terminate your employment for Good Reason (defined below): (1) prior to the second anniversary of your Start Date, you will receive a lump sum cash payment equal to $1.2 Million, payable on the first payroll date following the date of such termination of employment; and (2) at any time during your term of employment, any portion of the Sign-On Award that remains unvested will vest immediately upon the date of separation from the Company (these payments and/or vesting, the “Termination Payments”).  Alternatively, in the event the Company adopts any plan, policy, arrangement or agreement that provides for severance (or similar) benefits (a “Severance Program”) you shall be entitled to participate, at your option, instead in the Severance Program on a basis no less favorable than any other employee or participant in such Severance Program.

“Good Reason”  as applicable to the foregoing paragraph is defined as effecting a termination in the event the Company: (i) breaches its obligations to pay any salary, benefit, or bonus due hereunder or otherwise materially breaches a material term of this letter agreement or other material agreement with you; (ii) diminishes your title or assigns to you any duties inconsistent your position with the Company or adversely alters the nature or status of your responsibilities, authority, or the conditions of your employment (or requires you to report to any person other than the Board); (iii) reduces your salary and/or annual target bonus opportunity; or (iv) requires your employment to be based anywhere other than the Company’s principal executive offices in Glendale, California without your consent; provided that you must deliver written notice of your resignation to the Company within 90 days of your actual knowledge of any such event, the Company must be provided at least 30 days during which it may remedy the condition and you must terminate your employment within six months of the initial occurrence of Good Reason in order for such resignation to be with Good Reason for any purpose hereunder.

In the event of a Change of Control (as such term is defined in the 2012 Plan or then-applicable equity plan), any unvested equity awards on the date of separation will vest in accordance with the terms of the 2012 Plan or then-applicable equity plan.

Equity Awards Retirement Policy (Policy): Upon commencement of employment, you will be entitled to 12 years of service credit to be applied towards meeting the eligibility requirements under any retirement plan, policy, program or arrangement, including the Equity Awards Retirement Policy (as in effect on the date hereof).

Benefits: The Company offers a comprehensive benefits package to its employees including medical, dental, vision, life insurance, disability insurance, a flexible spending plan, and 401(k). You are eligible for participation in these plans on the 1st of the month following thirty (30) days of employment. You will receive standard benefits as provided to you separately.

For the period between your Start Date and the date upon which you (and your eligible dependents) become eligible to participate in the Company’s medical and dental plans, the Company shall reimburse you, on an after-tax basis, for your cost of medical and dental coverage pursuant to COBRA with your previous employer.

Vacation: You will be entitled to three weeks of paid vacation per year (as prorated for partial years), sick time, and holidays pursuant to the terms of the Company’s vacation policy as may exist from time to time.

Business Expenses: Subject to applicable Company policies, you will be reimbursed for all out-of-pocket business, travel, marketing, entertainment and other similar expenses incurred in the performance of your duties on behalf of the Company, consistent with Company policies.

Code Section 409A: This letter agreement is intended to comply with Internal Revenue Code Section 409A and the regulations promulgated thereunder (“Section 409A”) or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision hereof, payments provided under hereunder may only be made in a manner that complies with Section 409A or an applicable exemption. Any payments under this letter agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this letter agreement shall be treated as a separate payment. Any payments to be made under this letter agreement upon a termination of employment that are considered “nonqualified deferred compensation” for purposes of Section 409A shall only be made upon a “separation from service” under Section 409A. Notwithstanding any other provision of this letter agreement, if any payment or benefit provided to you in connection with your termination of employment is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A and you are determined to be a “specified employee” as defined in Section 409A(a)(2)(b)(i), then such payment or benefit shall not be paid until the first payroll date to occur following the six-month anniversary of the date of your termination of employment or, if earlier, on your death (the “Specified Employee Payment Date”). The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date and interest on such amounts calculated based on the applicable federal rate published by the Internal Revenue Service for the month of your termination of employment shall be paid to you in a lump sum on the Specified Employee Payment Date and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule. To the extent required by Section 409A, each reimbursement or in-kind benefit provided under this letter agreement shall be provided in accordance with the following (a) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during each calendar year cannot affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; (b) any reimbursement of an eligible expense shall be paid to you on or before the last day of the calendar year following the calendar year in which the expense was incurred; and (c) any right to reimbursements or in-kind benefits under this letter agreement shall not be subject to liquidation or exchange for another benefit.

Governing Law: This Agreement and the rights and obligations of the parties hereto shall be construed in accordance with the laws of the State of California, without giving effect to the principles of conflict of laws.

Amendment: The parties agree that the terms of this letter may not be amended, modified or waived, in whole or in part, except in a writing executed by both parties and subject to any necessary or prudent approvals by the Board of Directors as the Company may deem necessary in its sole discretion.

We look forward to welcoming you to the Company. Your qualifications and leadership will be a valuable addition to our team. Please contact me if you have any questions.

Regards,

/s/ Robert S. Rollo
Robert S. Rollo
Chair, Nominating/Corporate Governance Committee
PS Business Parks, Inc.

Accepted:

/s/ Dan M. Chandler III
Date	Dan M. Chandler III